Exhibit 10.32

STATE OF NORTH CAROLINA

COUNTY OF DURHAM

SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Sublease”), dated as of the 31st day of October, 2003, by and between GILEAD SCIENCES, INC., a Delaware corporation (“Sublandlord”), and TRIMERIS, INC., a Delaware corporation (“Subtenant”).

RECITALS:

A. GRA Associates Limited, L.L.C., an Ohio limited liability company, doing business in North Carolina as GRA Durham Associates Limited, L.L.C. (the “Primary Landlord”), as landlord, entered into that certain Lease Agreement (the “Primary Lease”), dated June 12, 2003 with Sublandlord, as tenant, demising property described therein (the “Primary Property”), including the property commonly known as Building 5, 4611 University Drive, Durham, North Carolina.

B. Subtenant desires to sublease from Sublandlord approximately 17,114 rentable square feet of space in the building located on the Primary Property, which space is more particularly described on Exhibit A, attached hereto (the space subleased pursuant hereto is shaded in tan), together with the nonexclusive right of ingress and egress on and across (a) the hallway designated as Hallway A on Exhibit A, attached hereto, to and from the rooms marked on Exhibit A, attached hereto, as Rooms 5201, 5200, and the bathroom; and (b) the hallway designated as Hallway B on Exhibit A, attached hereto, to and from the rooms marked on Exhibit A, attached hereto, as rooms 5501, 5502, and 5503 (collectively, the “Sublease Space”). The Sublease Space shall also include access to and from Building 5, and, to the extent available to Sublandlord under the Primary Lease, unrestricted use of the parking areas adjacent to Building 5 with no substantial reduction in the number of spaces to be utilized by Subtenant.

C. Sublandlord warrants and represents to Subtenant that the Primary Lease is in full force and effect, that there are no defaults under the terms of the Primary Lease (but only to the knowledge of Sublandlord) and that Sublandlord has the right, subject to the consent of Primary Landlord to sublease the Sublease Space to Subtenant for the term provided herein, subject however to all applicable terms and provisions of the Primary Lease and any matters of record to which the Primary Lease is subordinate.

NOW, THEREFORE, for and in consideration of the rents, covenants and agreements hereinafter contained on the part of the Subtenant to be paid, kept and performed, Sublandlord does hereby sublet and demise unto Subtenant, and Subtenant hereby leases from the Sublandlord, the Sublease Space upon the terms and conditions hereinafter set forth.

TO HAVE AND TO HOLD the same unto the Subtenant, its successors and assigns, subject to the Primary Lease and upon the rentals, terms, covenants, conditions and provisions hereinafter set forth.

AND Sublandlord and Subtenant hereby contract and agree each with the other as follows:

1. RECITALS: The Recitals as set forth above are incorporated herein.

2. TERM: The term of this Sublease (“Term”) shall commence on November 1, 2003 (the “Commencement Date”), and shall expire on July 31, 2005. If Subtenant is not in default under any of the terms and conditions of this Sublease, Subtenant shall have the right, at its option, to extend the term of this Sublease for a maximum of two (2) periods of three (3) months each. The first renewal term (the “First Renewal Term”) shall commence on August 1, 2005 and expire on October 31, 2005. The second renewal term (the “Second Renewal Term”) shall commence on November 1, 2005 and expire on January 31, 2006. Notwithstanding anything herein to the contrary, Subtenant shall have no right to extend the term hereof beyond January 31, 2006. Subtenant shall exercise its right to extend the term of the Sublease as provided above by giving Sublandlord written notice thereof on or before the date that is one year prior to the beginning of the renewal term for which the term hereof is to be extended by the exercise of such option. In the event the term of this Sublease is extended as provided herein, all terms and provisions of this Sublease shall apply except that Base Rent shall be increased in accordance with Section 3 hereof.

3. BASE RENT: The annual minimum rental (the “Base Rent”) for the Sublease Space shall be the total number of rentable square feet in the Sublease Space, which is 17,114 rentable square feet, multiplied by $22.04, which annual amount equals $377,192.56. The Base Rent shall be payable in monthly installments of $31,432.71, in advance, commencing on the Commencement Date and continuing on the first day of each successive calendar month until July 31, 2005. In the event the term of this Sublease is extended in accordance with the terms hereof for the First Renewal Term, Base Rent for the First Renewal Term shall be $96,221.82 which shall be due and payable in monthly installments of $32,073.94 payable on the first day of each month thereof. In the event the term of this Sublease is extended in accordance with the terms hereof for the Second Renewal Term, Base Rent for the Second Renewal Term shall be $98,184.75, which shall be due and payable in monthly installments of $32,728.25 payable on the first day of every month thereof.

4. OPERATING EXPENSES. Commencing on the Commencement Date, Subtenant shall reimburse Sublandlord for Subtenant’s pro rata portion of Operating Expenses (as defined herein) attributable to the Sublease Space, including, without limitation, utilities, taxes, insurance, maintenance, and other expenses. Subtenant shall pay such Operating Expenses on a monthly basis within 15 business days (days when national banks are open for business) of receipt from Sublandlord of a statement therefor. Sublandlord shall provide to Subtenant a statement of actual expenses on or before the 30th day of each month. Operating Expenses shall include, without limitation, the expenses set forth on Exhibit B, attached hereto and incorporated herein by reference (collectively, the “Operating Expenses”). All Operating Expenses that

Subtenant is required to pay hereunder and any other amount other than Base Rent payable to Sublandlord hereunder are collectively referred to herein as “Additional Rent”. Additional Rent and Base Rent are collectively referred to herein as “Rent”. Subtenant’s obligation to pay Operating Expenses shall continue on a monthly basis through the period ending July 31, 2005 or if the term of this Sublease is extended in accordance with the terms hereof, upon the expiration of the First Renewal Term or the Second Renewal Term, as the case may be.

5. CONDITION OF THE SUBLEASE SPACE: Subtenant agrees to accept the Sublease Space in its “as is” condition.

6. NET LEASE: This Sublease is a “net lease”, and, subject to the qualifications contained in this Section and elsewhere in the Sublease, the Base Rent is a net rental payment and all costs of maintenance, repairs, utilities, taxes, and any and all other expenses necessary in connection with the operation or maintenance of the Sublease Space, as imposed on Sublandlord (including, without limitation, Additional Rent), or, as Sublandlord is otherwise obligated to pay (including, without limitation, those expenses set forth on Exhibit B, attached hereto), as tenant under the Primary Lease, will be paid solely by Subtenant during the term of the Sublease (as may be extended) but only to the extent such costs are attributable to the Sublease Space.

7. LEASE:

(a) This Sublease and the rights of Subtenant herein are subject and subordinate at all times to the Primary Lease, the terms thereof and all rights respectively of Primary Landlord thereunder, including Primary Landlord’s right of access under Sections 19 and 29.3 of the Primary Lease. The terms, provisions, covenants and conditions of Sections 19 [Inspection and Access] (except as provided herein) and 29 [Environmental Compliance] of the Primary Lease are applicable to this Sublease with the same force and effect as if Subtenant was the tenant under the Primary Lease and Sublandlord was the landlord, except that any references in the Primary Lease to the Leased Premises or Premises shall be applicable to Subtenant as if such terms was referring to the Sublease Space. Subtenant will store and use hazardous materials in and on the Sublease Space in material compliance with all applicable laws and regulations and shall comply with all of the provisions of Section 29 of the Primary Lease applicable to Subtenant through this Section 7. In addition, Subtenant (i) agrees that it will provide upon request an estoppel certificate as contemplated by Section 28 of the Primary Lease with respect to the Sublease Space, and (ii) covenants and agrees as provided in Sections 13 [Signs], 21 [Surrender], 22 [Holding Over], 26 [Subordination], 30 [Rules and Regulations] and Section 25 [Liability of Landlord] of the Primary Lease with the same force and effect as if Subtenant were the Tenant under the Primary Lease and Sublandlord were the landlord thereunder, except that any references in the Primary Lease to the Premises or the Leased Premises shall be deemed to refer to the Sublease Space.

(b) Notwithstanding any provision in the Sublease to the contrary, each party hereto agrees to comply with the terms, provisions, covenants, and conditions of the Primary Lease which are applicable to it and not to do or suffer or permit anything to be done which would result in a default under or cause the Primary Lease to be terminated or forfeited, or, except as permitted herein, cause the Sublease to be terminated or forfeited; provided, however, that the

Sublandlord may pursue all rights and remedies under this Sublease or otherwise available under applicable law. Except as provided herein, in no event does the Subtenant have any obligation to pay any of the rents or other sums payable pursuant to the Primary Lease, Subtenant’s sole obligations in such respect being to pay the Base Rent and Additional Rent set forth herein, nor shall the Subtenant have any obligation with any of the property covered by the Primary Lease or outside the Sublease Space, except as provided herein.

(c) Subtenant shall enjoy all appurtenant rights granted to Sublandlord as tenant under the Primary Lease, but only as they relate to the Sublease Space, and shall comply with all rules and regulations of Primary Landlord referred to in Section 30 of the Primary Lease.

8. ASSIGNMENT, FURTHER SUBLETTING: Subtenant may not assign this Sublease or sublet the Sublease Space without Sublandlord’s prior written consent, which consent shall be not unreasonably withheld, delayed or conditioned. In addition to Sublandlord’s consent being required, the consent in writing of the Primary Landlord is also required.

9. SUBTENANT’S DEFAULT: If (a) Subtenant shall default in fulfilling any of the terms, conditions or agreements hereof, other than the covenants to pay Base Rent, Additional Rent, or other Rent, or of the Primary Lease as herein incorporated, and such default shall not have been remedied (or proper corrective measures to cure such default commenced and after commencement diligently and continuously prosecuted in good faith) within ten (10) days after written notice from the Sublandlord, Sublandlord may give Subtenant three (3) days notice of its intention to end the term of this Sublease, and, at the end of said three (3) days, the term of this Sublease shall expire with the same effect as if that day were the date hereinabove set forth for the termination of the term hereof, but Subtenant shall remain liable to the extent provided under the environmental compliance provisions of Section 29 of the Primary Lease applicable to Subtenant as provided herein and for payment of the Rent, the entire unpaid amount of which shall thereupon become immediately due, together with costs of collection (including reasonable attorneys’ fees) and interest thereon at the Interest Rate (as defined herein), or (b) Subtenant shall fail to pay the Base Rent, any Additional Rent, or any other Rent as provided herein, then Sublandlord may, unless Subtenant shall have cured such default within three (3) business days after written notice thereof from Sublandlord (provided, however, Sublandlord shall not be required to provide written notice of any default if Sublandlord has already provided written notice on any default hereunder during the twelve month period preceding the current default) in addition to exercising any other right or remedies available to Sublandlord hereunder or at law or in equity, exercise all of the remedies of the Primary Landlord set forth in Section 24 of the Primary Lease. Any repossession by Sublandlord in the exercise of Sublandlord’s remedies shall not terminate Subtenant’s obligations hereunder, absent a termination notice from Sublandlord. If this Sublease is terminated by Sublandlord pursuant to the foregoing provisions of clause (b) of this Section 9, Subtenant shall remain liable to Sublandlord for (i) any Rent due prior to termination, and (ii) the payment of Rent, the entire unpaid amount of which shall thereupon become immediately due and payable, together with costs of collection (including reasonable attorneys’ fees) and interest thereon at the Interest Rate. When used herein, the term “Interest Rate” shall mean the per annum rate equal to the lesser of: (a) the Prime Rate as published in the Wall Street Journal on the date the amount in question was due plus 5%; or (b) 15%.

10. USE: Subtenant may use the Sublease Space exclusively as a research facility and office building for Subtenant and for related uses, but for no other purpose without the written consent of the Primary Landlord and Sublandlord. Notwithstanding the foregoing, the portion of the Sublease Space shown on Exhibit A and marked as rooms 5501, 5502, 5503 may be used as solvent storage spaces and rooms 5200 and 5201 may be used for nuclear magnetic residence testing purposes. The use of the Sublease Space shall at all times be in material compliance with (i) all covenants and restrictions of record affecting the Primary Property, including the Declaration for University Place recorded in Book 1628, Page 598, Durham County Registry and (ii) all statutes, ordinances, laws and rules of all governmental and regulatory bodies and agencies having authority with respect to the Primary Property.

11. MAINTENANCE: At all times during the Term (as may be extended), and subject to the qualifications herein, Subtenant shall, at its sole cost and expense, maintain the interior of the Sublease Space and all improvements and equipment therein in good repair and condition, reasonable wear and tear and damage by insured casualty loss excepted. Subtenant shall be responsible for routine maintenance, including, without limitation, replacing interior light bulbs. Subtenant shall not cause or permit any waste of the Sublease Space or any improvement or equipment therein. Sublandlord shall provide utilities, electrical, heating, air conditioning, water, sewer, janitorial services, and security and will be reimbursed by Subtenant for the cost thereof attributable to the Sublease Space as provided in Sections 4 and 6 hereof. Subtenant will provide telephone service at its sole cost and expense. Sublandlord shall maintain the heating and air conditioning system and plumbing system related to the Sublease Space; provided, however, Subtenant shall pay a maximum annual amount of $10,000 per occurrence and a maximum total cost of $50,000 per year, excluding maintenance contracts, for the repair and replacement of such systems.

12. NO MODIFICATION: Sublandlord agrees that it will not modify or amend the Primary Sublease or agree to any modifications of the Primary Lease in any manner that would affect the Subtenant’s rights hereunder without Subtenant’s written consent first had and obtained.

13. [Intentionally Deleted.]

14. SUBLANDLORD DEFAULT: In the event that Sublandlord defaults in keeping, observing, or performing any of the terms, provisions, covenants, and conditions contained in the Sublease, to be kept, observed or performed by Sublandlord, and such default is not cured (or proper corrective measures to cure such default commenced) by Sublandlord within thirty (30) days of written notice thereof from Subtenant to Sublandlord, Subtenant may give Sublandlord written notice of its intent to cure such default, and, then Subtenant may remedy such default and offset the cost of such cure against Rent or, if the default is of a type which materially interferes with Subtenant’s normal and intended use and operation, terminate the Sublease. Sublandlord agrees to send promptly to Subtenant any notice of a default by Sublandlord as tenant under the Primary Lease of which Sublandlord has notice.

15. INSURANCE: Subtenant shall carry throughout the term of this Sublease such insurance coverage as it desires on all property that it has, brings to, or stores on the Sublease

Space. Neither Sublandlord nor Primary Landlord has any obligation to carry insurance on the same. In addition Subtenant, at its sole cost and expense, throughout the term of this Sublease shall maintain insurance as required by Section 9.2 of the Primary Lease with a company or companies acceptable to Sublandlord and Primary Landlord, which insurance shall name Sublandlord and Primary Landlord as additional insureds. Subtenant, shall observe and comply with the requirements of Sections 9.2 and 9.3 of the Primary Lease with the same force and effect as if Subtenant were the tenant under the Primary Lease, except that any references in the Primary Lease to the Leased Premises shall be deemed to refer to the Sublease Space and in addition shall cause either a certified true copy of the policy showing such coverages or a certificate evidencing such coverages in form and substance reasonably acceptable to Sublandlord to be furnished to Sublandlord, and if not evident on such certified true copy or certificate, evidence of payment of premiums required to keep such insurance in full force and effect throughout the term of this Sublease.

If Sublandlord determines in its reasonable business judgment that limits on coverage for general liability may be inadequate, then Sublandlord may require that Subtenant’s general public liability insurance be increased to provide what Sublandlord believes will be adequate coverage. However, in no event may Sublandlord require an increase greater than ten percent (10%) in any year under this Sublease.

Sublandlord, for itself and its successors and assigns, releases and waives unto the Subtenant, and its successors and assigns, and Subtenant, for itself, and its successors and assigns, releases and waives unto the Sublandlord and Primary Landlord and their respective successors and assigns, all right to claim damages for any injury, loss, cost or damage to persons or to the Sublease Space or the contents and property located therein or thereon, which is occasioned by fire, explosion, accident, occurrence or condition in, on or about such premises or any other casualty, the amount of which injury, loss, cost or damage has been paid (as applicable) to Primary Landlord, Sublandlord, and Subtenant or to any other person, firm or corporation under the terms of any fire, extended coverage, public liability or other policy of insurance; provided that said release is effective only with respect to matters covered by insurance for which waiver(s) of subrogation apply. All policies of insurance carried and maintained pursuant to this Sublease by Subtenant shall contain, or be endorsed to contain, a provision whereby the insurer thereunder waives all rights of subrogation against Primary Landlord and Sublandlord, as the case may be.

16. INDEMNITY: Except for loss or damage covered by insurance policies carried by Primary Landlord or Sublandlord containing waivers of subrogations: (a) Subtenant shall indemnify and hold Sublandlord harmless against all loss, liability, damage, cost or expense (including reasonable attorneys’ fees and court costs), or any claim therefor, on account of any actual or alleged injury or damage to persons or property caused in any way by the act or omission of Subtenant, its agents, employees or contractors, in, on, or otherwise related to the use or occupancy of any part of the Sublease Space; the indemnitee shall give the indemnitor prompt notice of any claim of indemnity and assist in prosecuting and/or settling any claim, and (b) Subtenant shall protect, indemnify, defend and save harmless the Primary Landlord and Sublandlord from and against any and all expenses, claims, demands, and causes of action of any nature whatsoever, including reasonable legal fees and expenses, for injury to or death of persons, or loss of or damage to property, as a result of the negligence or other wrongful conduct of Subtenant.

17. NOTICE: Any notice or demands to be given pursuant to this Sublease shall be sent to Sublandlord at:

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Attention: John Sung

cc: Legal Department

with copy to:

David T. Buckingham, Esq.

Smith, Anderson, Blount, Dorsett,

Mitchell & Jernigan, L.L.P.

P. O. Box 2611

Raleigh, North Carolina 27602-2611

and if to Subtenant:

Trimeris, Inc.

3518 Westgate Drive

Third Floor

Durham, North Carolina 27707

Attn: Robert R. Bonczek

with a copy to:

Samuel W. Johnson

Poyner & Spruill

130 South Franklin Street

Rocky Mount, NC 27804

All notices shall be in writing, may be delivered personally to the other party, or sent by express courier or delivery service, or by registered, certified or express United States Mail, and shall be deemed delivered or given when received or on the third business day after the same are deposited postage prepaid with the United States Postal Service. Changes of address may be given in the same manner as notices. Notices may be given on behalf of either party by its respective legal counsel.

18. BROKERS: Sublandlord represents that it has dealt with no brokers in connection with this Sublease (other than Subtenant’s Broker (as defined below)), and Subtenant represents that the only broker it has dealt with is MetaPartners (“Subtenant’s Broker”). Sublandlord shall pay to Subtenant’s Broker the commission in the amount and at the times set forth in the separate agreement(s) between Sublandlord and Subtenant’s Brokers. Each party shall indemnify and defend the other and Primary Landlord from and against any claim of any broker claiming a right to a broker’s commission or other compensation through the indemnitor or by reason of such broker having dealt with or alleging to have dealt with the indemnitor.

19. ALTERATIONS: Subject to the requirements of Section 12 of the Primary Lease, provided that Subtenant submits reasonably detailed plans therefor to Sublandlord and to Primary Landlord at least fifteen (15) business days before the commencement of construction, Subtenant shall be entitled to make interior, non-structural alterations to the Sublease Space from time to time, including, without limitation, the removal or relocation of interior, non-load bearing walls and partitions. Subtenant shall make no structural or exterior changes or alterations to the Sublease Space without the prior written consent of Primary Landlord and Sublandlord. The consent of Sublandlord shall not be unreasonably withheld or delayed.

Subtenant shall, prior to the expiration or earlier termination of this Sublease, at its sole expense, restore the Sublease Space to the condition that existed prior to the making of any alterations made by Subtenant (ordinary wear and tear and any alterations consented to by Primary Landlord and Sublandlord excepted, unless such restoration was a condition to such consent), if then requested to do so by Sublandlord and Primary Landlord. This obligation of restoration shall expressly survive the expiration or earlier termination of this Sublease.

Any work performed by Subtenant, or at its instance, in the Sublease Space shall be done in good and workmanlike manner using materials of the same quality as used by the Primary Landlord in constructing the building on the Primary Property. Subtenant shall not, at any time, permit any work to be performed in the Sublease Space, except by duly licensed contractors or artisans, each of whom must carry adequate workmen’s compensation insurance, general public liability insurance, and “all-risk” builders risk insurance, certificates of which shall be furnished to Primary Landlord and Sublandlord prior to commencement of any such work.

Subtenant shall keep the Sublease Space free and clear of all mechanic’s liens arising out of any work performed or alleged to be performed for or at the request of Subtenant or its agents or subtenants. Nothing contained in this Sublease shall constitute any consent or request by Primary Landlord or Sublandlord, express or implied, for the performance of any labor or services, or the furnishing of any materials or other property in respect to the Sublease Space, or any part thereof, nor as giving Subtenant any right, power or authority to contract for, or permit the performance of, any labor or services, or the furnishing of any materials or other property, in such fashion as would permit the making of any claim against the Primary Landlord and Sublandlord or their respective interests in the Property in respect thereof. In the event such work results in a claim of lien, Subtenant shall hold Primary Landlord and Sublandlord harmless from such lien or claim of lien.

20. DESTRUCTION: In the case of damage or destruction to the Property and if the Primary Lease is terminated with respect thereto pursuant to Section 15 of the Primary Lease, then this Sublease shall automatically terminate as of the date of termination of the Primary Lease. Base Rent shall be prorated to the date of such termination and the unpaid principal balance of the Additional Rent shall thereupon be immediately due and payable by Subtenant to Sublandlord.

In the event of the total or partial destruction of the Sublease Space, Subtenant shall have the same right to terminate this Sublease as the tenant has under Section 15 of the Primary Lease to terminate the Primary Lease. In the event of the total or partial destruction of the Sublease Space, Sublandlord shall have the right to terminate this Sublease by giving Subtenant written notice thereof. Base Rent shall be prorated to the date of such termination and the unpaid principal balance of the Additional Rent shall thereupon be immediately due and payable by Subtenant to Sublandlord.

If this Sublease is not terminated in accordance with the foregoing provisions, Base Rent, but not Additional Rent, shall abate between the date of destruction and the date of completion of the restoration of the Primary Property in proportion to the portion of the Sublease Space that is rendered untenantable by such damage or destruction.

21. MEMORANDUM OF SUBLEASE: The parties agree to execute and record a memorandum of this Sublease, in form mutually satisfactory. The cost of recording shall be the responsibility of Subtenant.

22. LANDLORD CONSENT: It shall be a condition precedent to Sublandlord’s and Subtenant’s obligation hereunder that Primary Landlord shall execute a consent to this Sublease, in form and content satisfactory to Subtenant and Sublandlord. In the event any such party fails to execute such consent by the Commencement Date, this Sublease shall automatically terminate.

23. TERMINATION: This Sublease shall terminate at the end of the Term of this Sublease (as may be extended in accordance with the terms hereof), and Sublandlord agrees that Sublandlord shall be entitled to the benefit of all provisions of law respecting the recovery of possession of the premises from a tenant holding over without the requirement of giving any notice to Subtenant to vacate or quit the premises.

24. PAST DUE PAYMENTS: In the event any Base Rent, Additional Rent, or other payment owing from Subtenant to Sublandlord pursuant to this Sublease shall become overdue for a period in excess of three (3) days, such unpaid amount shall bear interest from the due date thereof to the date of payment at the Interest Rate.

25. FUME HOODS. The parties hereto acknowledge that there are 37 fume hoods located in the Sublease Space. Upon the expiration or termination of the Term (as may be extended in accordance with the terms hereof), Subtenant shall provide to Sublandlord certifications of all such fume hoods showing that such fume hoods are still certified by the applicable regulatory authority and are in the same condition as existed on the Commencement Date, reasonable wear and tear and loss by casualty excepted. If necessary, Subtenant will repair the fume hoods so that such certifications may be made.

26. ACCESS. Sublandlord’s facilities personnel shall have access to the Sublease Space at any reasonable time for the purpose of maintaining the Sublease Space. Sublandlord’s personnel with access to the Sublease Space shall sign a non-disclosure agreement in a form reasonably satisfactory to Subtenant. Subtenant’s solvent storage personnel shall have access to the solvent storage spaces described above for the purpose of receiving materials and transporting materials to and from the solvent storage space. Subtenant’s personnel with access to those portions of the building occupied by Sublandlord shall sign a non-disclosure agreement in a form reasonably satisfactory to Sublandlord. Inspections performed by Sublandlord shall be conducted by Sublandlord’s facilities personnel or their designated contractors. Notwithstanding the foregoing, in the event of an emergency, Sublandlord shall have the right to enter the Sublease Space without notice.

27. [Intentionally Deleted.]

28. NON-SOLICITATION. Subtenant agrees that neither it nor its employees, contractors, agents, or other representatives shall at any time from the date of this Sublease until the expiration or termination of the Term (as may be extended in accordance with the terms hereof), solicit for employment by Subtenant any employee of Sublandlord. Sublandlord agrees that neither it nor its employees, contractors, agents, or other representatives shall at any time from the date of this Sublease until the expiration or termination of the Term (as may be extended in accordance with the terms hereof), solicit for employment by Sublandlord any employee of Subtenant. For purposes of this Sublease, “solicit” shall mean any affirmative act first initiated by Subtenant or Sublandlord directed specifically toward employees of the other in an attempt to cause such employee to leave Subtenant or Sublandlord (as the case may be) and become employed by the other.

29. SUBTENANT PROPERTY. Subtenant will place furniture, fixtures and equipment in the Sublease Space, and such property shall remain the sole property of Subtenant. Subtenant may remove such property at any time prior to the termination or expiration of the term of this Sublease; provided, however, that the Sublease Space shall be returned to its original condition as it existed on the Commencement Date, reasonable wear and tear and damage by insured casualty excepted.

30. ENVIRONMENTAL WARRANTY. Sublandlord hereby represents that to the best of its knowledge it knows of no facts or circumstances causing a material violation of any environmental law applicable to the Sublease Space.

IN WITNESS WHEREOF, Sublandlord and Subtenant, intending to be legally bound, and with authority duly given, have executed this Sublease in duplicate originals, as of the day and year first above written.

SUBLANDLORD:
GILEAD SCIENCES, INC., a Delaware corporation

By:	/s/ Mark Perry

Name:	Mark Perry
Its:	Executive Vice President, Operations

SUBTENANT:
TRIMERIS, INC., a Delaware corporation

By:	/s/ Dani P. Bolognesi

Name:	Dani P. Bolognesi
Its:	CEO/CSO

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